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                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) February 9, 1998
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                             INFOCURE CORPORATION
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               (exact name of registrant as specified in chapter)



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
Delaware                                    001-12799                          58-2271614
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(State or other jurisdiction               (Commission                        (IRS Employer
of Incorporation)                          File Number)                    Identification No.)


1765 The Exchange, Suite 450, Atlanta, GA                                      30339
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(Address of principal executive office)                                      (zip code)

Registrant's telephone number, including area code:      770-221-9990
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                                 Not Applicable
                                 --------------
         (Former name or former address, if changed since last report)
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                                    Contents
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                                                                  Page

Item 5:  Other Events...........................................  3

Signatures......................................................  4

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Item 5.   Other Events

          On February 9, 1998, InfoCure Corporation (the "Company") completed the private placement of 850,000 shares of its Convertible Redeemable Preferred Stock, Series A (the "Preferred Stock"), resulting in aggregate gross proceeds to the Company of $8.5 million and net proceeds of approximately $7.8 million after payment of commissions and estimated expenses of the offering. Sanders Morris Mundy, the Houston-based investment banking and mezzanine equity investment firm, acted as placement agent ("Sanders Morris Mundy"). A cash fee equal to 8.0% of the gross sales price of the Preferred Stock was paid to Sanders Morris Mundy as a selling commission upon the closing of the offering (the "Offering"). As additional compensation, Sanders Morris Mundy was granted a warrant to acquire 100,000 shares of the Common Stock of the Company at an exercise price of $10.20 per share.

          Until February 9, 1999, the Preferred Stock will be convertible into that number of shares of Common Stock determined by dividing the initial issue price of $10.00 per share by a conversion price of $8.50. On February 9, 1999, the conversion price will be reset for the lesser of (i) $8.50 per share or (ii) the trailing 30-day average closing price of the Common Stock, subject to a minimum conversion price of $6.75 per share. The Preferred Stock is automatically converted into Common Stock at the then applicable conversion price contemporaneous with the effectiveness of an underwritten public offering of the Company's Common Stock at a minimum public offering price of $10.00 per share and minimum net proceeds to the Company of $20.0 million. The conversion price is subject to further reduction in the event of certain issuances of Common Stock at prices lower than the conversion price, and for stock dividends, stock splits and similar transactions.

          Commencing on February 9, 1999, the holders of the Preferred Stock may require the Company to register the Common Stock issuable upon conversion of the Preferred Stock for sale to the public.

          The Preferred Stock must be redeemed by the Company on February 9, 2003 at the liquidation preference amount of $10.00 per share plus any accrued but unpaid dividends. At any time subsequent to February 9, 2001, if the Company is not then a party to an agreement prohibiting redemption, the holders of the outstanding Preferred Stock, at their option, may require the Company to redeem the Preferred Stock.

          The terms of the offering of the Preferred Stock are subject to approval by the Company's stockholders at the next annual stockholders meeting. The Company intends to hold an annual meeting of the Company's stockholders prior to February 9, 1999. If the issuance of the Preferred Stock is not approved by the stockholders at such meeting, the minimum conversion price will increase from $6.75 to $7.41, and the Company will, if requested, place into escrow up to $759,607, based on the number of shares of Preferred Stock then outstanding. If the reset price otherwise would be required to be less than $7.41, the Company will be required to reduce the original purchase price of the Preferred Stock of $10.00 per share by an amount per share reflecting the difference, in proportion to the number of shares of Common Stock that may be acquired upon conversion of such shares, between (i) $7.41 per share and (ii) the 30-day average price (subject to the minimum price of $6.75 per share).

                                       3
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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                INFOCURE CORPORATION


                                                /s/ Frederick L. Fine
                                                -----------------------------
Date:  February 24, 1998                        Frederick L. Fine
                                                Chief Executive Officer and
                                                President

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